UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2018

MOREGAIN PICTURES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-55297	41-0990229
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

117 E. Huntington Dr., Arcadia, CA 91006
(Address of principal executive offices) (Zip Code)

(626) 400-5727
(Registrant’s telephone number, including area code)

N/A
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1-Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

Weiner Employment Agreement

Moregain Pictures, Inc. (the “Company”) and Jesse Weiner, the Company’s Chief Executive Officer and Secretary and a director, entered into a five-year employment agreement, dated February 1, 2019 (the “Weiner Employment Agreement”), pursuant to which Mr. Weiner will serve as the Company’s Chief Executive Officer.

As compensation therefor Mr. Weiner shall be entitled to a monthly base salary of $40,000 (“Base Salary”). However, Mr. Weiner agreed to receive $7,500 per month of such Base Salary, payable in bi-weekly installments, on account until the Company is able to pay the full amount of such Base Salary. The Base Salary shall be reviewed each January 1, commencing January 1, 2020, by the Company’s board of directors (the “Board”) to determine if such Base Salary should be increased. Mr. Weiner shall also be entitled to a bonus as determined by the Board, in its sole discretion, or under a formula if certain goals are met. Mr. Weiner is also entitled to participate in the Company’s medical, insurance and other benefit plans in effect for employees from time to time.

If Mr. Weiner’s employment is terminated by the Company for “cause” as defined in the Weiner Employment Agreement, the Company shall be under no further obligation to Mr. Weiner except to pay accrued but unpaid Base Salary and accrued vacation to the date of termination. If Mr. Weiner’s employment is terminated without “cause”, the Company shall, concurrently with such termination, pay Mr. Weiner the Base Salary that would be payable for twelve months following the date of termination and the Base Salary shortfall of $32,500 per month for each month during the term of employment with respect to which Mr. Weiner received $7,500. In addition, the option to purchase 20,000 shares of the Company’s common stock granted on March 23, 2018 under the Company’s 2018 Performance Boost Stock Option Plan shall vest and become immediately exercisable for two years from the date of termination.

The Company may terminate the Weiner Employment Agreement if Mr. Weiner is permanently prevented from properly performing his essential duties thereunder for more than 120 consecutive days. Upon such termination, Mr. Weiner shall be entitled to accrued but unpaid Base Salary and accrued vacation. Upon Mr. Weiner’s death during the term of the Weiner Employment Agreement, the Company’s obligations shall automatically cease provided that within 15 days the Company shall pay Mr. Weiner’s heirs or personal representatives Base Salary and vacation accrued to the date of death.

The Weiner Employment Agreement also provides that Mr. Weiner will not compete with the Company’s present or contemplated business or organize any competitive business activity.

Yeung Employment Agreement

The Company and Alexandra Yeung, the Company’s Chief Financial Officer and a director, entered into a five-year employment agreement, dated December 19, 2018 (the “Yeung Employment Agreement”), pursuant to which Ms. Yeung will serve as the Company’s Chief Financial Officer.

As compensation therefor Ms. Yeung shall be entitled to an annual base salary of $120,000 (“Annual Base Salary”) payable in bi-weekly installments. The Annual Base Salary shall be reviewed each January 1, commencing January 1, 2020, by the Board to determine if such Annual Base Salary should be increased. Ms. Yeung shall also be entitled to an annual bonus to be determined by the Board, in its sole discretion. Ms. Yeung is also entitled to participate in the Company’s employee benefit plans available to the Company’s senior executives.

The Yeung Employment Agreement may be terminated by the Company or Ms. Yeung at any time upon fifteen days’ prior written notice, other than for “cause”. Ms. Yeung’s employment may be terminated immediately by the Company for “cause” as defined in the Yeung Employment Agreement.

The Company may terminate the Yeung Employment Agreement if Ms. Yeung is permanently prevented from properly performing her essential duties thereunder for more than 120 consecutive days. Upon such termination, Ms. Yeung shall be entitled to accrued but unpaid Base Salary and accrued vacation. Upon Ms. Yeung’s death during the term of the Yeung Employment Agreement, the Company’s obligations shall automatically cease provided that within 15 days the Company shall pay Ms. Yeung’s heirs or personal representatives Base Salary and vacation accrued to the date of death.

The Yeung Employment Agreement also provides that Ms. Yeung will not compete with the Company’s present or contemplated business or organize any competitive business activity.

The foregoing description of the Weiner Employment Agreement and the Yeung Employment Agreement are qualified in their entirety by reference to the full text of the Weiner Employment Agreement and Yeung Employment Agreement, copies of which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively and incorporated herein in their entirety by reference.

Item 9.01.     Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated February 1, 2019 between Jesse Weiner and the Company
10.2	Employment Agreement, dated December 19, 2018 between Alexandra Yeung and the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 19, 2019	MOREGAIN PICTURES, INC.

	By:	/s/ Jesse Weiner
Name: Jesse Weiner
Title: Chief Executive Officer

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